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                                                                    EXHIBIT 99.1

                                                       CONTACT: Edward Nebb
                                                                Euro RSCG Magnet
                                                                212-367-6848

                              FOR IMMEDIATE RELEASE

           CIB MARINE BANCSHARES, INC. AGREES TO SELL CHICAGO BANKING
             SUBSIDIARY TO FIRST BANKS OF ST. LOUIS FOR $62 MILLION

                     TRANSACTION WILL STRENGTHEN CAPITAL OF
                    HOLDING COMPANY AND BANKING SUBSIDIARIES

   CIB MARINE WILL FOCUS ON COMMUNITY BANKING OPERATIONS IN CENTRAL ILLINOIS,
           WISCONSIN, INDIANA, NEBRASKA, FLORIDA, ARIZONA AND NEVADA


PEWAUKEE, WI, August 13, 2004 -- CIB Marine Bancshares, Inc. ("CIB Marine") announced today that it has reached a definitive agreement to sell its Chicago-area banking subsidiary, CIB Bank, Hillside, Illinois ("CIB Bank--Chicago"), to First Banks, Inc. for $62 million in cash. The transaction, which is subject to certain conditions including approval by regulatory authorities, is expected to be completed in the fourth quarter of 2004.

For CIB Marine, the sale of CIB Bank--Chicago reflects a strategy to focus the Company's attention and resources on its community bank locations in Central Illinois, Wisconsin, Indiana, Florida, Nebraska, Arizona and Nevada. The proceeds of the sale and the divestiture of CIB Bank - Chicago will enable CIB Marine and its subsidiary banks to improve Tier 1 capital leverage ratios and reduce the organization's doubtful or substandard assets, consistent with key aspects of recent regulatory orders.

"The CIB Marine Board of Directors is deeply committed to strengthening the Company and its banking subsidiaries, creating shareholder value, and serving our communities," noted W. Scott Blake, Chairman of the Board of CIB Marine. "The sale of CIB Bank--Chicago, together with our ongoing efforts to improve asset quality, enhance lending practices, and restore profitability, provide clear evidence of our determination to position CIB Marine for the future."

Stan Calderon, President and Chief Executive Officer of CIB Marine, added, "Our Board of Directors carefully evaluated a wide range of alternatives and determined that the sale of CIB Bank--Chicago was in the best interests of our shareholders, employees and customers. The Company and its banking subsidiaries will emerge with renewed capital strength, a sharp community bank focus, and a continued commitment to providing superior service."

CIB Bank--Chicago, headquartered in Hillside, IL, had approximately $1.3 billion in assets and $1.2 billion in deposits as of June 30, 2004, and operates 16 branch offices in Chicago and surrounding communities. After completing the proposed transaction, CIB Marine will own and operate five community banking subsidiaries: Central Illinois Bank (Champaign, IL); Marine Bank (Wauwatosa,
WI); CIB Bank (Indianapolis, IN); Citrus Bank, N.A. (Vero Beach, FL); and Marine Bank (Scottsdale, AZ). As a result of the transaction involving the Chicago subsidiary, the Board of Directors has cancelled

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previously announced plans to market for sale Citrus Bank, N.A. and Marine Bank, which collectively have branches in Florida, Arizona, Nevada and Nebraska.

Separately, CIB Marine announces that on August 12, 2004, it closed on the sale of a substantial portion of the assets of its mortgage banking subsidiary, Mortgage Services, Inc. ("MSI"), based in Bloomington, Illinois. Final negotiations are underway with a prospective purchaser for the remaining operations of MSI. The proceeds of these transactions are not expected to be material to CIB Marine.

First Banks, Inc. is a privately held bank holding company headquartered in St. Louis, MO, with more than 150 offices in Illinois, Missouri, Texas and California. The Company's total assets at June 30, 2004, were approximately $7.3 billion.

CIB Marine is a multi-bank holding company that currently operates 58 banking offices in Illinois, Wisconsin, Indiana, Florida, Arizona, Nebraska and Nevada.

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Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Actual results could differ materially from those indicated by such statements. For information about factors that could affect actual results, please refer to the Company's periodic reports filed with the Securities and Exchange Commission.
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